Exhibit 10.8(b)

SUMMARY OF 2017 COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

(Effective as of December 31, 2017)

The following summarizes the compensation and benefits received by the non-employee Directors of CryoLife as of December 31, 2017. It is intended to be a summary of compensation arrangements, and in no way is intended to provide any additional rights to any non-employee Director.

Annual Retainer and Committee Chair Fees

Each of the non-employee Directors of the Board of Directors of CryoLife (the “Board”) receives an annual cash retainer of $40,000. Each committee chair also receives a fee in addition to the annual cash retainer in the amounts shown in the following table.

Annual Fees For Committee Chairs
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance Committee	$7,500
Compliance Committee	$7,500

The Presiding Director also receives $25,000 retainer paid in cash. Currently, the Presiding Director is also the Chairman of the Corporate Governance Committee, and he does not receive any additional compensation for his position as Chairman of that committee. CryoLife pays all cash retainers on a monthly basis.

Each committee member, other than the Presiding Director, also receives a fee, in addition to the annual cash retainer, in the amounts shown in the following table.

Annual Fees For Committee Members
Audit Committee	$7,500
Compensation Committee	$5,000
Corporate Governance Committee	$3,750
Compliance Committee	$3,750

Restricted Stock Grants

Non-employee Directors of CryoLife are eligible for equity grants, which are generally made in May of each year. The annual equity portion of non-employee Director compensation for fiscal 2017 was paid in the form of a grant of 5,263 shares of restricted stock. These shares were issued following the annual meeting of stockholders and vest on the first anniversary of issuance. The size and terms of the annual equity grant are subject to annual reevaluation by the Compensation Committee. If a Director ceases to serve as a Director as a result of death or disability the equity grant will become fully vested on the date the Director ceases to be a member of the Board. If the Director ceases to be a member of the Board for any other reason, and their equity grant has not fully vested as of the date of termination of Board service, the equity grant shall automatically be forfeited and cancelled as of the date of such termination of Board service. The Compensation Committee, however, has discretion under CryoLife’s Equity and Cash Incentive Plan to cause the equity grant to fully vest for certain conditions.